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FORM 5
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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1. Name and Address of Reporting Person(1)     2. Issuer Name and Ticker or Trading Symbol     7. Individual or Joint/Group Filing
                                                                                                  (Check applicable line)
                                                                                                   X   Form filed by One Reporting
                                                                                                  ---- Person
   Tragasz Ronald W.                              Success Bancshares, Inc. (SXNB)                      Form Filed by More Than One
                                                                                                  ---- Reporting Person
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  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for
                                                  Number of Reporting        Month/Year
                                                  Person, if an Entity
  c/o Success Bancshares, Inc.                    (Voluntary)
  100 Tri-State International - Suite 300                                     7/99
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                 (Street)                                                 5. If Amendment,
P.O. Box 1499                                                                Date of Original
Lincolnshire, IL 60069-1499                                                  (Month/Year)
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  (City)         (State)              (Zip)
                                                                          6. Relationship of Reporting Person to
                                                                             Issuer (Check all applicable)
                                                                                 Director         10% Owner
                                                                             ----              ---
                                                                              X  Officer (give    Other (Specify
                                                                             ----        title ---       below)
                                                                                         below)

                                                                                    Senior Vice President and Cashier
                                                                                    of Success National Bank
                                                                                    ------------------------


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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or (D)  Price                          (I)            ship
                                                                                                             (Instr. 4)     (Instr.
                                                                                                                            4)

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   Common Stock                    7/1/99       J(1)     171          A       9.125      171                 D
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(1) Acquisition pursuant to Employee Stock Purchase Plan.
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
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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   Stock Option                                                                4/28/99 4/28/09   Common    3,000       10.125
                                                                                                 Stock
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   Stock Option                                                                (2)     9/23/08   Common    5,000       13.875
                                                                                                 Stock
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 9. Number of           10. Ownership               11. Nature of
    Derivative              of Derivative               Indirect
    Securities              Security:                   Beneficial
    Beneficially            Direct (D)                  Ownership
    Owned at End            or Indirect (I)             (Instr. 4)
    of Year                 (Instr. 4)
    (Instr. 4)

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    3,000                   D
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    5,000                   D
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Explanation of Responses:

(2) Exercisable in increments of 1,250 shares on each of September 23, 1999, 2000, 2001 and 2002.

                                                                                          /s/  Ronald W. Tragasz         May 3, 2000
                                                                                         ------------------------------- -----------
                                                                                         Signature of Reporting Person(1)   Date
                                                                                               Ronald W. Tragasz

(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      Note. File three copies of this form, one of which must be manually signed.                                         Page 2
If space provided is insufficient, see Instruction 6 for procedure.
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